                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       __________________________________

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                       Information Statement pursuant to
                              Rule 13d-1 and 13d-2

                       __________________________________



                            RSL Communications, Ltd.
                            ------------------------
                                (Name of Issuer)


                    CLASS A COMMON STOCK, $.00457 PAR VALUE
                    ---------------------------------------
                         (Title of Class of Securities)

                                   G7702U102
                                 (CUSIP Number)


                                 July 22, 1998

                       __________________________________

                                 Rule 13d-1(b)
                             [X] Rule 13d - 1 (c)
                                Rule 13d -1 (d)



                         (Continued on following pages)
                              (Page 1 of 5 Pages)
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                                                                     Page 2 of 5


                                 SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Metro Holding AG

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Switzerland

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,214,284

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,214,284

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,214,284 by sole reporting person.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      18.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------


ITEM 1(A).    NAME OF ISSUER.

              RSL Communications, Ltd.


ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

              Clarendon House
              Church Street
              Hamilton HM CX
              Bermuda
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                                                                     Page 3 of 5


Item 2(a).    NAME OF PERSON FILING.

              Metro Holding AG

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE.

              The address of the principal business office is:

              Neuhofstrasse 4
              6340 Baar
              Switzerland


ITEM 2(c).    CITIZENSHIP.

              Metro Holding AG was organized in Switzerland.


ITEM 2(d).    TITLE OF CLASS OF SECURITIES.

              Class A common stock, par value $.00457 per share.


ITEM 2(e).    CUSIP NUMBER.

              G7702U102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


             Not Applicable.  This statement is filed pursuant to Rule 13d-1(c).


ITEM 4.      OWNERSHIP

             (a)  Amount beneficially owned:

                              3,214,284

             (b)  Percent of Class:       18.7%

             (c) Number of shares as to which such person has:

                 (i)  Sole power to direct the vote:

                              3,214,284 shares
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                                                                     Page 4 of 5


                 (ii) Shared power to vote or to direct the vote:

                                       0 shares

                 (iii)   Sole power to dispose or direct the disposition of:

                              3,214,284 shares

                 (iv) Shared power to dispose or direct the disposition of:

                                       0 shares


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.


ITEM 10.     CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                                                     Page 5 of 5

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       July 28, 1998
                            ----------------------------------------------
                                          (Date)



                                       /s/ Hugo Truetsch
                            ----------------------------------------------
                                              (Signature)



                                       Hugo Truetsch /Attorney in Fact
                            ----------------------------------------------
                                              (Name/Title)